COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ADOPTS RIGHT PLAN TO PROTECT NET OPERATING LOSS CARRYFORWARDS

HOUSTON, November 20, 2015 – Swift Energy Company (NYSE: SFY) (“Swift Energy” or the “Company”) announced today that its Board of Directors (the “Board”) has adopted a net operating loss (“NOL”) rights plan (the “Rights Plan”) in an effort to prevent the imposition of significant limitations under Section 382 of the Internal Revenue Code on its ability to utilize its current NOLs to reduce its future tax liabilities.
Swift Energy estimates that its NOLs for federal tax purposes totals approximately $718 million as of September 30, 2015, which can be used in certain circumstances to offset future taxable income and reduce federal income taxes. Swift Energy’s ability to use these tax assets could be substantially limited if the Company experiences an “ownership change” (as defined in Section 382 of the Internal Revenue Code). In general, an ownership change occurs if there is a cumulative change in a company’s ownership by “5% percent shareholders” (as defined in Section 382 of the Internal Revenue Code) that increases by more than 50 percentage points over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis.
The Board determined that the Rights Plan was warranted and in the best interests of the Company and its shareholders because of the substantial size of the NOLs, the importance of these potential benefits for future cash flows and the risk of Swift Energy experiencing an “ownership change”. The Rights Plan, which is consistent with actions taken by other companies with sizable NOLs, has been adopted by the Board solely to protect the Company’s ability to use its NOLs to offset future tax liabilities.
The Rights Plan is not meant to be an anti-takeover measure, and the Board has established a procedure to consider requests to exempt certain acquisitions of Swift Energy stock from application of the Rights Plan if it determines that doing so would not limit or impair the availability of the Company’s NOLs or is otherwise in the best interests of the Company.
Pursuant to the Rights Plan, one right will be distributed to shareholders of the Company for each share of Company common stock owned of record by them as of the close of business on November 30, 2015. Initially, these rights will not be exercisable and will trade together with shares of the Company’s common stock. If the rights become exercisable, each right will initially entitle shareholders to buy one-ten thousandth of a share of the Series A Junior Participating Preferred Stock of the Company at an exercise price of $7.50 per right.
While the Rights Plan is in effect, any person or group that acquires beneficial ownership of 4.99% or more of any class of the Company’s stock (such person, an “Acquiring Person”) without approval from the Board would be subject to significant dilution in its ownership interest in the Company. In such an event, each right will entitle its holder to buy, at the exercise price, common stock of the Company (or, in certain circumstances, preferred stock or other securities or property of the Company) having a value of two times the exercise price of the right and the rights held by such acquiring person will become void. Shareholders who currently own 4.99% or more of the Company’s stock will not trigger the Rights Plan unless they acquire additional shares, and such shareholders may be able to acquire additional shares pursuant to certain exceptions set forth in the Rights Plan designed to protect the availability of the NOLs. The Board may redeem the rights for $0.001 per right at any time before any person or group triggers the Rights Plan. The distribution of the rights is not a taxable event for shareholders of the Company and will not affect the Company’s financial condition or results of operations (including earnings per share).
The rights issued under the Rights Plan will expire on the earliest of (i) 5:00p.m., New York City time, on November 19, 2016 if shareholder ratification of the Rights Plan has not been received on or prior to that time, (ii) 5:00p.m., New York City time, on November 19, 2018, (iii) the time at which the rights are redeemed or exchanged under the Rights Plan, (iv) the time at which the Board determines that the NOLs are fully utilized or no longer available under Section 382 of the Internal Revenue Code, and (v) the effective date of the repeal of Section 382 of the Internal Revenue Code if the Board determines that the Rights Plan is no longer necessary or desirable for the preservation of the tax benefits associated with the NOLs.
Additional details about the Rights Plan will be contained in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.
About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including its estimate of its NOLs for federal income tax purposes. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks in the Company’s business. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.